                                                                    Exhibit 12.1

RATIO OF EARNINGS TO FIXED CHARGES


                                        Nine Mo's.    Nine Mo's.                   For the Year Ended December 31,
                                          2001          2000       2000      1999      1998      1997     1996      1995
Earnings..............................   115,173       89,441     127,228   104,241    74,577   139,249  156,160  162,786
Add back income taxes.................     1,175        5,018       4,648    (1,525)  (20,473)       --       --       --
Add back fixed charges - interest
 on Bank Facility ....................     4,246       13,249      17,167     9,934     4,473     4,271    6,553    6,424
 - interest on Trust Preferred........     5,565        5,663       7,582     8,288     8,540     6,998       --       --
Other Fixed Charges...................       295          262         349       349       290       259      112       84
                                        --------     --------    --------  --------  --------  -------- --------  --------
  Earnings before income taxes
    and fixed charges.................   126,454      113,633     156,974   121,287    67,405   150,777  162,825  169,294
                                        ========     ========    ========  ========  ========  ======== ========  ========

Fixed Charges
 Interest Expense - Bank Facility.....     4,246       13,249      17,167     9,934     4,473     4,271    6,553    6,424
 Interest Expense - Trust Preferreds..     5,565        5,663       7,582     8,288     8,540     6,998       --       --
Other Fixed Charges...................       295          262         349       349       290       259      112       84
                                        --------     --------    --------  --------  --------  -------- --------  --------
    Total Interest....................    10,106       19,174      25,098    18,571    13,303    11,528    6,665    6,508
 Preference Share Dividends...........        --           --          --        --        --        --       --    2,536
                                        --------     --------    --------  --------  --------  -------- --------  --------
    Total Fixed Charges...............    10,106       19,174      25,098    18,571    13,303    11,528    6,665    9,044
                                        ========     ========    ========  ========  ========  ======== ========  ========

Ratio of Earnings to Fixed Charges....     12.51         5.93        6.25      6.53      5.07     13.08    24.43    26.01
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